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                                                                  Exhibit (a)(4)


Dear Employee:


         On behalf of Tellium, Inc. I am writing to provide you with the results of Tellium's recent offer to exchange our employee's eligible options, which are all outstanding options with an exercise price of $2.14 or more per share, for a combination of share awards and new options to purchase shares of our common stock. The eligible options could have been granted under Tellium's 1997 Stock Incentive Plan, 2001 Stock Incentive Plan or Amended and Restated Special 2001 Stock Incentive Plan. Only employees who: (1) held eligible options, (2) were an employee of Tellium or one of its U.S. subsidiaries on the date the offer was made, (3) continued to be an employee of Tellium or one of its U.S. subsidiaries on the date the offer expired, and (4) did not receive a notice of termination before the offer expired, were eligible to participate in the offer.

         The offer expired at midnight, Eastern Time, on _____________, 2002. Promptly following the expiration of the offer and upon the terms and conditions described in the offer to exchange and letter of transmittal, Tellium accepted for exchange options tendered to it for a total of ____________ shares of common stock and cancelled all such options.

         Tellium has accepted for exchange and cancelled a number of options tendered by you equal to the total number of option shares set forth on Annex A to this letter.

         You will have the right to receive share awards of our common stock equal to one-tenth (1/10th) of the number of eligible options accepted for exchange and cancelled set forth on Annex A (rounded up to the nearest whole share), as adjusted for any stock splits, stock dividends or similar events. As described in the offer to exchange, the share awards will be subject to the terms and conditions of our stock incentive plans and a share award agreement between you and Tellium. On the date that we issue the share awards, if you are still employed by us, have not received a notice of termination, and have:

          o paid $.001 per share par value of the share awards (rounded up to the nearest whole cent),

          o    signed the share award agreement, and

          o signed the standing order authorizing UBS PaineWebber to sell a portion of your share awards to pay withholding taxes or otherwise paid such withholding taxes,

then the number of shares of common stock corresponding to your share awards will be electronically deposited into your account with UBS PaineWebber. The stock certificate for the issued share awards will be held in the custody of UBS PaineWebber.

         Promptly after the trading day that is at least six months and one day after the date we accepted and tendered options, you will be granted new options to purchase shares of our common stock for nine-tenths (9/10ths) of the number of eligible options accepted for exchange and cancelled set forth on Annex A (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. As described in the offer to exchange, the new

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options will be subject to the terms and conditions of the stock incentive plans under which they are issued and a stock option agreement between you and Tellium. The exercise price of the new options will be the closing price of our common stock as reported on the Nasdaq National Market on the grant date. The vesting of the new options will be the same as that of your cancelled options and will begin from the original date of grant and continue in accordance with the original vesting schedule of the original option grant.

         As described in the offer to exchange, you must remain an employee of Tellium or one of its U.S. subsidiaries and not have received a notice of termination from the date you tendered options through the new option grant date in order to receive your new options. In order to receive the share awards, you must remain an employee of Tellium or one of its U.S. subsidiaries from the date you tendered options through the date that the share awards are issued to you. If you do not remain an employee for the required periods, you will not receive any new options or share awards, as the case may be, and you will not receive any other consideration for the eligible options tendered by you and cancelled by Tellium.

         If you have any questions about your rights in connection with the grant of new options and share awards, please call Jenniffer Collins at (732) 923-4100.

                                   Sincerely,



                                  [__________________]


Attachment

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                                     Annex A

                   Options Accepted for Exchange and Cancelled

--------------------------- ----------------------- -------------------------------- ---------------------------------
Options Tendered            Options Accepted        Number of New Options            Number of Share Awards
--------------------------- ----------------------- -------------------------------- ---------------------------------

--------------------------- ----------------------- -------------------------------- ---------------------------------